JULY 26,1998
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                               JULY 26,
                                                                 1998
PRIMARY AND FULLY DILUTED CALCULATION

           Net loss from continuing operations                   (1,867)


           Extraordinary loss                                    (5,081)

           Accretion of discount and dividends accrued on
                   mandatorily redeemable preferred stock        (5,346)
                                                              --------------

           Net loss available to common shareholders
                                                                (12,294)
                                                              --------------

           Weighted average shares outstanding:
                   Common Stock                               11,071,073
                   Common Stock, Class A                      14,760,530
                                                              --------------

                                                              25,831,603
                                                              --------------

           Loss per common share (basic and fully diluted):

                   Net loss from continuing operations              (0.07)

                   Extraordinary loss                               (0.20)

                   Net loss available to common shareholders        (0.48)